Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made by and between ARLINGTON ASSET INVESTMENT CORP. (the “Company”) and ERIC F. BILLINGS (“Executive”) and is effective as of June 6, 2019 (the “Effective Date”).  Capitalized terms that are not defined in this Agreement shall have the same meaning as set forth in the Company’s 2014 Long-Term Incentive Plan (the “LTIP”).

RECITALS

WHEREAS, Executive is the Executive Chairman of the Company and a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive has advised the Company of his decision to voluntarily retire from the employ of the Company and as a member of the Board effective December 31, 2019; and

WHEREAS, Executive and the Company desire to memorialize and confirm certain terms of Executive’s employment and service from July 1, 2019 until December 31, 2019 the “Employment Period”; and

WHEREAS, the Company recognizes that Executive, by virtue of his long and distinguished service to the Company, possesses valuable expertise and institutional knowledge; and

WHEREAS, the Company desires to establish a consulting arrangement with Executive so that the Company may take advantage of Executive’s valuable expertise and institutional knowledge after December 31, 2019 and Executive is willing to enter into a consulting arrangement with the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Employment After Effective Date.

(a)  The Company and Executive agree that the Executive will remain the Company’s Executive Chairman and will continue to serve as a member of the Board from the Effective Date and until December 31, 2019.  During such period Executive will continue to hold such other positions and titles with the Company and its subsidiaries as he holds on the Effective Date.

(b)  As compensation for the services that Executive performs during the Employment Period the Company will pay or provide Executive with the following compensation and benefits:

(i) The Company will continue to pay Executive his annual base salary as in effect on the Effective Date (so that Executive will receive $400,000 in base salary during the Employment Period) and the base salary shall be paid in accordance with the Company’s regular payroll schedule.

(ii)Executive will be eligible to earn an annual incentive bonus for calendar 2019 in accordance with the terms previously established by the Company and such annual bonus, to the extent earned, will be paid in a single cash payment no later than March 15, 2020.

(iii)Effective as of July 1, 2019 the Company will grant Executive an award of Restricted Stock Units (the “RSU Award”) under the LTIP.  The RSU Award will be evidenced by a written award agreement between the Company and Executive that reflects the terms described in this Section 1(b)(iii).  The number of Restricted Stock Units covered by the RSU Award will equal the number of whole Shares that have a Fair Market Value on July 1, 2019 that most nearly equals, but does not exceed, $600,000.  Each Restricted Stock Unit covered by the RSU Award will include dividend equivalent rights (“DERS”) that will vest on the same terms as the Restricted Stock Units and that will be settled in whole Shares (and cash for any fractional share). Twenty percent of the Restricted Stock Units covered by the RSU Award will vest on each of January 1, 2020, July 1, 2020, January 1, 2021, July 1, 2021 and January 1, 2022; provided that Executive remains employed or continues to provide consulting services in accordance with this Agreement until such date or dates.  Notwithstanding the preceding sentence, if not sooner vested, the RSU Award will be 100% vested on the date Executive’s employment or consulting service ends on account of his death or because Executive is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code. In addition, if not sooner vested, the RSU Award will be 100% vested if a Change in Control occurs before 2022 and either (i) the surviving or successor entity in the Change in Control does not continue, assume or replace the RSU Award with a substitute grant with the same intrinsic value and Executive remains employed or continues to provide consulting services in accordance with this Agreement until the date on which the Change in Control occurs (in which case the RSU Award shall be vested on the date of the Change in Control) or (ii) the surviving or successor entity in the Change in Control continues, assumes or replaces the RSU Award with a substitute grant with the same intrinsic value, Executive’s employment or consulting services are terminated without Cause or by Executive with Good Reason and Executive remains employed or continues to provide consulting services in accordance with this Agreement until such termination or resignation (in which case the RSU Award or the substitute grant shall be vested on the date of such termination or resignation).  The written award agreement evidencing the RSU Award will define the terms “Cause” and “Good Reason” consistent with the definitions set forth in the agreement evidencing the Performance Share Award identified in Section 1(b)(vi). One whole Share shall be issued to Executive for each Restricted Stock Unit and DER that becomes vested, and such Shares shall be issued within ten days after each date that Restricted Stock Units and DERS become vested and each Share shall be immediately vested and transferable upon issuance.

(iv)The agreement evidencing the Restricted Stock Award covering 27,994 Shares granted to Executive on July 24, 2018 is hereby amended to provide that Executive’s interest in such Shares will be vested and nonforfeitable on December 31, 2019 if Executive remains employed by the Company until his retirement on December 31, 2019; provided, however, that

Executive agrees that such Shares (and any dividends paid on such Shares after 2019) must be returned to the Company if Executive does not provide the Release required by Section 4 and the Release Effective Date (as defined in Section 4) is after February 15, 2020.

(v)A Restricted Stock Award shall be issued in accordance with the agreement evidencing the Performance Share Award covering 31,038 Performance Shares granted to Executive on July 1, 2018.  The agreement evidencing such Performance Share Award is hereby amended to provide that Executive’s interest in such Restricted Stock Award will be vested and nonforfeitable on December 31, 2019 if Executive remains employed by the Company until his retirement on December 31, 2019; provided, however, that Executive agrees that such Shares (and any dividends paid on such Shares after 2019) must be returned to the Company if Executive does not provide the Release required by Section 4 and the Release Effective Date (as defined in Section 4) is after February 15, 2020.

(vi)The Performance Share Award covering 44,121 Performance Shares granted to Executive on July 1, 2018 will remain in effect after December 31, 2019 and the agreement evidencing such award is hereby amended to provide that Executive’s service as a consultant in accordance with the terms of this Agreement is treated as continued employment with the Company. Executive agrees that Section 4(b) of such award agreement shall not apply to the cessation of Executive’s employment with the Company.

(vii)The Performance Share Award covering 33,273 Performance Shares granted to Executive on July 24, 2017 will remain in effect after December 31, 2019 and the agreement evidencing such award is hereby amended to provide that Executive’s service as a consultant in accordance with the terms of this Agreement is treated as continued employment with the Company.  Executive agrees that Section 4(b) of such award agreement shall not apply to the cessation of Executive’s employment with the Company.

(viii)Executive’s rights with respect to the Performance Share Award covering 65,419 Performance Shares granted to Executive on July 1, 2016 are not affected by this Agreement and such award shall continue to be governed by the agreement evidencing such award.

(ix)During the Employment Period Executive (and Executive’s dependents, as applicable) shall be eligible to participate in the employee benefit, fringe benefit and expense reimbursement arrangements in which Executive participated immediately before the Effective Date.

2.Retirement.  Executive agrees to retire and resign from employment with the Company and from the Board effective December 31, 2019.  Executive also agrees to retire and resign from all positions or employment that he holds with any subsidiary of the Company effective December 31, 2019.  Except as required by applicable law or as set forth in this Agreement, Executive shall not be entitled to participate in any benefit plans or programs provided to employees of the Company after December 31, 2019.

3.Consulting Services; Compensation.

(a)Subject to Section 6, during the period beginning January 1, 2020 and ending on January 1, 2022 (the “Consulting Period”), Executive agrees to make himself available to provide consulting services to the Company in accordance with this Section 3(a).  During the Consulting Period Executive will advise or consult with the Company’s officers and employees on business or investment planning and strategy and other affairs of the Company as determined by the Company’s Chief Executive Officer. The Company and Executive intend that Executive’s resignation on December 31, 2019 constitute a “separation from service” under Section 409A of the Code and consistent with that intent, the time that Executive is required to devote to consulting services in each calendar year during the Consulting Period shall not exceed twenty percent of the average level of services that Executive provided to the Company during calendar years 2017, 2018, 2019 and 2022.

(b)  As compensation for the consulting services provided by Executive during calendar year 2020, the Company will pay Executive cash compensation equal to the sum of $500,000 plus the COBRA Supplement calculated as of January 1, 2020.  The “COBRA Supplement is the product of twelve times 125% of the monthly premium that employees are required to pay on the calculation date for continued health care coverage under Section 4980B of the Code for the same type and level of coverage in effect for Executive and Executive’s eligible dependents under the Company’s group health plan on December 31, 2019.  One-half of the cash compensation described in this Section 3(b) shall be paid in a single cash payment on the fifth day after the Release Effective Date (as defined in Section 4) and the remainder of the cash compensation described in this Section 3(b) shall be paid in a single cash payment on July 1, 2020.

(c)  As compensation for the consulting services provided by Executive during the remainder of the Consulting Period, the Company will pay Executive cash compensation equal to the sum of $500,000 plus the COBRA Supplement calculated as of January 1, 2021.  One-half of the cash compensation described in the preceding sentence shall be paid in a single cash payment on January 1, 2021 and the remainder of the cash compensation described in the preceding sentence shall be paid in a single cash payment on July 1, 2021.

(d)  The Company will make cash payments to Executive in lieu of the Company providing Executive an office for Executive’s use during the Consulting Period and while Executive is providing consulting services to the Company.  The Company will pay Executive $20,000 in a single cash payment on the fifth day after the Release Effective Date (as defined in Section 4) if Executive is providing consulting services to the Company on such date.  The Company will pay Executive $20,000 in a single cash payment on January 1, 2021 if Executive is providing consulting services to the Company on such date.  During the Consulting Period and while Executive is providing consulting services to the Company, the Company, at no cost to Executive, will provide Executive the support of an administrative assistant (who will remain an employee of the Company and available to provide services to the Company, as well as to Executive, during such period).

(e)  No compensation will be paid and no other benefits will be provided under this Section 3 after Executive is unwilling, unable or refuses to provide consulting services as provided in Section 3(a).

(f)Notwithstanding any provision to the contrary, in the event a Change in Control occurs prior to the end of the Consulting Period and Executive is not entitled to compensation or benefits under the Continuity Agreement (defined below) and either (i) the surviving or successor entity in the Change in Control does not continue, assume this Agreement or (ii) the surviving or successor entity in the Change in Control assumes this Agreement but, Executive’s employment or consulting services are terminated without “Cause” or by Executive with “Good Reason” (as such terms are defined below) and Executive remains employed or continues to provide consulting services in accordance with this Agreement until such termination or resignation, the Company (or the surviving or successor entity in the Change in Control) shall pay Executive any unpaid amounts described in this Section 3 in a single cash lump sum payment upon the date of such Change in Control if this Agreement is not assumed or, if this Agreement is assumed, upon the date of Executive’s termination without Cause or Executive’s resignation with Good Reason.  For purposes of this Section 3(f), the terms “Cause” and “Good Reason” shall have the definitions set forth in the agreement evidencing the Performance Share Award identified in Section 1(b)(vi); provided that during the Consulting Period references to base salary or incentive compensation and references to Executive’s authority, duties or responsibilities in the definition of Good Reason shall be interpreted in a manner consistent with the compensation and benefits and authority, duties and responsibilities set forth in Section 3.

4.Release.  The compensation and benefits described in Sections 3(b), 3(c) and 3(d) will not be payable to Executive unless, on or after January 1, 2020  (a) Executive signs  and does not revoke the General Release and Waiver of Claims attached as Exhibit A to this Agreement (the “Release”) and (b) delivers the executed Release to the Company’s Secretary.  The “Release Effective Date” is the later of (i) the date the executed Release is received by the Company’s Secretary and (ii) the day after the last day of the revocation period stated in the Release expires without Executive’s revocation of the Release.

5.Recoupment.  The cash compensation and benefits described in Section 3(b) and Section 3(d) payable for consulting services to be provided in calendar 2020 and the cash compensation and benefits described in Section 3(c)  and Section 3(d) are payable for consulting services to be provided in calendar 2021.  Executive agrees that if he fails or refuses to provide consulting services in accordance with Section 3(a) after receiving payment under Section 3(b), 3(c), or 3(d), then promptly after demand by the Company he will repay a pro rata amount of the compensation previously paid for consulting services, after the month in which Executive fails to provide the required services.  The preceding sentence shall not apply if Executive’s failure to provide consulting services is on account of Executive’s death or Executive’s mental illness or physical illness or injury.  In addition, Executive agrees that any incentive or equity compensation that he receives shall be subject to recoupment or clawback to the extent provided in a written clawback or recoupment policy of the Company.

6.Change in Control Agreement.  The Company and Executive agree that the current Change in Control Continuity Agreement between Executive and the Company and dated as of January 27, 2017 (the “Continuity Agreement”) shall terminate on December 31, 2019 such that, unless Executive has become entitled to compensation or benefits under the Continuity Agreement on or prior to December 31, 2019, Executive will have no further rights under that agreement after December 31, 2019.  Executive agrees that he will not be engaged to provide consulting services and will not be entitled to receive any compensation or benefits under Section 3 if Executive becomes entitled to payments or benefits under the Continuity Agreement in 2019.

7.Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data related to the Company and its subsidiaries and their respective businesses.  After Executive’s employment with the Company has ended, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information or data to anyone other than the Company and those persons designated by the Company.  This Section 7 is not intended to, and shall not be interpreted in a manner that does, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).

8.Noncompetition.  Executive agrees that during his employment with the Company and following the termination of that employment and until December 31, 2022 (the “Restriction Period”), Executive will not have a financial interest in, direct business to, cause business to be done on behalf of, or serve as a principal, stockholder, member, partner, director, officer, agent, employee, contractor or consultant for any business engaged in the mortgage REIT business (a “Prohibited Business”), unless the Company provides prior written consent.  Notwithstanding the preceding sentence, this Section 8 shall not prohibit Executive’s purchase or ownership of not more than three percent of the securities of any class of any public corporation, whether or not such corporation is engaged in a Prohibited Business.

9.Nonsolicitation.  Executive agrees that during the Restriction Period he shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or its subsidiaries, any current employee or independent contractor thereof.  In addition, during the Restriction Period Executive shall not, whether for his own account or the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s relationships with any other person or entity who is a shareholder, director, officer or investor of the Company.

10.Nondisparagement.  Executive agrees that he will not take any action or make any statement (orally or in writing and regardless of whether the statement is truthful) which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light the Company or any of its subsidiaries or their respective current and former officers, directors, partners, owners, employees, agents, representatives, financial advisors or the predecessor or successor of any of the foregoing.  The Company shall instruct each of its executive officers that the executive officer must not take any action or make any statement (orally or in writing and regardless of whether the statement is truthful) which impugns, defames, disparages, criticizes, negatively characterizes Executive or casts Executive in an unfavorable light.  Notwithstanding the foregoing, Executive’s testimony, responses or other statements provided in connection with a subpoena or otherwise required by applicable law shall not be considered a violation of this Section 10.

11.Survival of Covenants; Remedies.

(a)Any provision of this Agreement to the contrary notwithstanding, if this Agreement is terminated by the Company or Executive for any reason, the provisions and covenants of Sections 7, 8, 9 and 10 shall nevertheless remain in full force and effect in accordance with their respective terms, and shall be enforceable notwithstanding any claim Executive may have against the Company or any subsidiary of the Company.

(b)Executive acknowledges that the restrictions set forth in Sections 7, 8, 9 and 10, in view of the nature of the business in which the Company and its subsidiaries are engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and its subsidiaries and that any violation thereof would result in irreparable injuries to the Company and its subsidiaries and Executive therefore acknowledges that in the event of Executive’s violation of any of those restrictions, the Company and/or its subsidiaries shall be entitled to obtain from any court of competent jurisdiction (in any appropriate jurisdiction) preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other rights or remedies to which they may be entitled.

12.Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company and without requiring Executive’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion, the Company shall modify this Agreement in the least restrictive manner necessary.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement but in no event later than the end of the year after the year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) Executive agrees and acknowledges that he has had the opportunity to assess the tax consequences of this Agreement and the payments and benefits to be provided under it and that he has had the opportunity to discuss the tax consequences of this Agreement and the payments and benefits to be provided under it.  Executive further acknowledges and agrees that he is responsible for all tax consequences arising under this Agreement and that the Company has no obligation to indemnify or otherwise reimburse or provide additional compensation or benefits to Executive for any penalties, interest or adverse tax consequences arising under Section 409A.

13. Cooperation in Legal Proceedings.  Executive agrees, for the period beginning on the Effective Date and continuing until the third anniversary of the end of the Consulting Period, to reasonably cooperate in good faith with, and provide reasonable assistance to the Company, upon its reasonable request, taking into considerations and subject to Executive’s other obligations and commitments, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company.  The Company shall promptly reimburse Executive for all reasonably out-of-pocket expenses incurred in connection with such cooperation and, in the case of such services provided after the Consulting Period, shall pay Executive a per-diem cooperation fee based on the $500,000 annual consulting fee.

14.Return of Property.  Executive represents and agrees that all files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its subsidiary, whether prepared by Executive or otherwise coming into his possession in the course of his employment with the Company or his service on the Board, are the exclusive property of the Company and will be delivered to the Company promptly after December 31, 2019 and not retained by Executive (or will promptly be returned upon discovery by Executive that any such property is in his possession).  Notwithstanding the foregoing, the Company and Executive acknowledge that Executive maintains several personal files and effects and the parties agree to facilitate Executive’s retention of such items.

15.No Waiver.  The Company and Executive acknowledge and agree that the failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by either party of any of the provisions of this Agreement shall in no way be construed as a waiver of such provision or affect the validity of this Agreement or any part of this Agreement, or the right of the Company or Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

16.Successors.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 16(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  For purposes of this Agreement, “Company” means the Company as defined above and any successor to its business and/or assets that assumes this Agreement by operation or law or otherwise.

17.	Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.  The captions or headings of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the Company and Executive or their respective successors and legal representatives.

(b)All notices and other communications related to this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the most recent address on file at the Company;

If to the Company:

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Suite 1900

Arlington, Virginia 22209

Attention:  Chair, Compensation Committee;

or to such other address as either party shall have furnished to the other in writing in accordance wherewith.  Notice and communications shall be effective when actually received by the addressee.

(c)Executive agrees that he is solely responsible for satisfying any income or other tax liability imposed on Executive on account of the compensation or benefits provided under this Agreement.  Executive and the Company agree that Executive shall be considered an independent contractor with respect to the services provided by Executive under Section 3 and the compensation and benefits provided under Section 3. To the extent required by applicable law, each payment or benefit provided to Executive under this Agreement or the LTIP shall be reduced by applicable income and employment tax withholdings and Executive shall make arrangements satisfactory to the Company for the satisfaction of applicable income and employment tax withholdings on any non-cash benefit provided to Executive.

(d)This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and shall supersede any other agreement, whether oral or written, between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement; provided, however, that the Change in Control Continuity Agreement described in Section 6 shall remain in effect until December 31, 2019 unless sooner terminated by the written agreement of the Company and Executive.

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf.

ARLINGTON ASSET INVESTMENT CORP.EXECUTIVE

By: /s/ J. Rock Tonkel, Jr./s/ Eric F. Billings

    Name: J. Rock Tonkel, Jr.Name: Eric F. Billings

    Title: Chief Executive OfficersExecutive Chairman

Exhibit A

GENERAL RELEASE AND WAIVER OF CLAIMS

THIS GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”) is made and entered into by ERIC F. BILLINGS (“Executive”) and ARLINGTON ASSET INVESTMENT CORP. (the “Company”).

In exchange for the mutual commitments and other consideration in this Release, the Company and Executive agree as follows:

1.Retirement and Consulting Agreement.  Executive and the Company previously entered into that certain Retirement and Consulting Agreement effective as of June 6, 2019 (the “Agreement”). Terms that are defined in the Agreement and that are not defined in this Release shall have the same meaning as set forth in the Agreement when those terms are used in this Release.

2.Consideration for Release.  Executive acknowledges that the Agreement provides compensation and benefits in exchange for Executive’s promises under this Release.  Executive further acknowledges that the compensation payable under the Agreement for consulting services (the “Compensation”), accelerated vesting of certain equity awards (“Early Vesting”) and the opportunity of continued vesting of certain other equity awards during the Consulting Period exceed any amount to which Executive would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or any of its subsidiary companies absent Executive’s execution of this Release and this Release becoming effective and irrevocable.

3.Release Requirement.  As set forth in the Agreement, the Compensation and Early Vesting will not be payable or provided to Executive unless this Release becomes effective and irrevocable.  This Release will become effective and irrevocable on the date specified in Section 5.

4.Executive Release.  For and in consideration of the payment of the Compensation, the Early Vesting and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive hereby releases, acquits, and forever discharges the Company, all of the Company’s present and past subsidiaries and affiliates and all of their present and past affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of the past and present officers, directors, employees, representatives, and agents of the Company and the other foregoing entities, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which Executive now has, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date Executive executes this Release.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to Executive’s employment with the Company or any Released Party and the termination of that employment, whether such claims are now known or are later discovered, including claims under the Age Discrimination in Employment Act, Title Vll of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Release shall be interpreted to release (i) any claims that Executive may have for workers compensation benefits, (ii) any claims that Executive may have to enforce the terms of this Release or the Agreement, (iii) any claims that Executive may have that as a matter of law cannot be waived, (iv) any claims that Executive may have as a terminated employee to receive benefits under the “employee benefit plans” (as defined in Section 3(3) of ERISA) in which Executive participates or participated or (v) any claims of Executive that arise after Executive’s execution of this Release.  Executive acknowledges that this Release is a complete defense and shall constitute a full and final bar to any claim by Executive based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date Executive executes this Release.

Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local government agency or commission (a “Government Agency”).  In addition, nothing contained in this Release limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release apply to truthful testimony in litigation.  If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive hereby waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided, however, that Executive acknowledges that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

Notwithstanding the foregoing, nothing in this Release shall be deemed to alter, impair or otherwise modify Executive’s coverage under Company Directors & Officers insurance or any other right Executive may have to seek indemnification from the Company.

5.Receipt and Effective Date.  Executive acknowledges that Executive has read and understands this Release. Executive acknowledges that Executive is hereby provided a period of twenty-one days to consider the terms of this Release, that Executive is hereby advised in writing to discuss its terms with an attorney or other advisor before executing this Release, and that Executive’s execution of this Release is purely voluntary.  Executive understands that Executive may revoke this Release within seven (7) calendar days after the date Executive signs it by delivering written notice of revocation to the Company, attention: Chair, Compensation Committee, 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.  If Executive signs this Release it will become effective and irrevocable on the day after the last day of the revocation period (provided Executive has not properly revoked this Release).

6.Choice of Law.  The validity, construction and interpretation of this Release shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law rules, except as to matters governed by Federal law.

IN WITNESS WHEREOF, the Company and Executive have executed this Release on the date(s) shown below.

ARLINGTON ASSET INVESTMENT CORP.ERIC F. BILLINGS

By:_____________________________________________________

[Name]

[Title]

Date:________________________Date:________________________